Bullion Monarch Mining, Inc.

299 East 950 South

Orem, UT 84058

(801) 426-8111

(801) 426-8555 (fax)

CONFIDENTIAL

June 1, 2010

BINDING TERM SHEET

BY AND BETWEEN

BULLION MONARCH MINING, INC.

AND

AURELIANO DELGADO BUSTILLOS, AN INDIVIDUAL, AND

HECTOR DELGADO, AN INDIVIDUAL

TERMS OF PROPOSED MINING LEASE AGREEMENT (THE “TERM SHEET”):

Mining Lease Agreement:

The parties cannot enter into a definitive Mining Lease Agreement (the “Agreement”) at this time; however, the parties desire to establish the primary terms and conditions to be contained in the Agreement.  These terms and conditions shall be binding upon the parties and shall be incorporated into the Agreement.  The Agreement shall be prepared and executed no later than August 31, 2010.  The Agreement and this Binding Term Sheet shall cover certain mining rights located in Chihuaha, Mexico, commonly referred to as the La Reyna mine (the “Property”)

Initial Payment

After executions of this Binding Term Sheet, Bullion Monarch Mining, Inc. (“BMM”), shall cause, on June 2, 2010, $50,000 USD to be wired to the bank account belonging to either Aureliano Delgado Bustillos, an individual, or Hector Delgado, an individual (collectively, the “Owners”).  BMM assumes no responsibility for the apportionment of this $50,000 among the Owners or the manner in which they share this $50,000.  Should for any reason, the Property be subject to any liens or tax assessments, and should for any reason Aureliano Delgado Bustillos and Francisco Loya not be the sole and absolute owners of the Property, the Owners jointly and severally agree to immediately repay the $50,000 to BMM.

Additional Payments:

Upon receipt of documentation reasonably sufficient to establish that (i) the Property is free and clear of all liens and tax assessments; (ii) that ownership is fully vested (50/50) in Aureliano Bustillos Delgado and Francisco Loya; (iii) that the Owners have an enforceable contract to buy out Francisco Loya’s entire interest in the Property; and (iv) all contracts between Master Gold Mining, LLC, and the Owners shall have been terminated, BMM shall then have 15 days to pay the Owners an additional $50,000 USD or this Binding Term Sheet shall expire and no party shall have any further rights or obligations whatsoever.

This combined payment of $100,000 USD shall give BMM the right to conduct exploration activities on the Property until November 30, 2010.  Should BMM desire to conduct additional exploration activities beyond 6 months, then it must pay $100,000 USD for right to conduct exploration activities until May 31, 2011, and then BMM may make additional payments (each a “Progress Payment”) according to the following schedule in order to conduct ongoing exploration activities.

$100,000 USD for June 1, 2011 through November 30, 2011.

$100,000 USD for December 1, 2011 through May 31, 2012.

$150,000 USD for June 1, 2012 through November 30, 2012.

$150,000 USD for December 1, 2012 through May 31, 2013.

$200,000 USD for June 1, 2013 through November 30, 2013.

$200,000 USD for December 1, 2013, through May 31, 2014.

Thereafter, to keep further and ongoing rights to the Property, BMM would have to pay the Owners $900,000 USD (which is a total of $2,000,000 in payments).

Each of the foregoing Progress Payments shall be applied towards and shall reduce the total amount owing the Owners of $5,000,000 USD, which shall constitute the total purchase price for the Agreement (the “Total Price”).

Exclusivity:

Until May 31, 2011, the Owners shall be free to negotiate with any person regarding the sale of or exploitation of the Property, but shall be required first to allow BMM the right to match any bona fide offer they receive (a “Bona Fide Offer”).  BMM shall have 90 days from receipt of the Bona Fide Offer to pay 1/3 of the total price established in the Bona Fide Offer, and then an additional 90 days thereafter to match the total price established in the Bona Fide Offer.  Should BMM fail to match the Bona Fide Offer, the Owners shall be required to reimburse BMM for all actual, out-of-pocket costs incurred by BMM in connection with the exploration of the Property, but not any of the Progress Payments.  Should BMM fail to match the Bona Fide offer, and then the person who originally made the Bona Fide Offer fails to perform, BMM shall continue to have all rights under this Binding Term Sheet.

After June 1, 2011, and provided that BMM is current in its Progress Payments as outlined above, the Owners may not negotiate with any other party regarding the Property.

Progress Reports:

BMM shall provide the Owners with quarterly progress reports.

San Antonio Mine:

Until May 31, 2012, BMM shall have the option to match any bona fide offer from a third party to purchase or exploit the property generally known as the San Antonio mine.  Should BMM fail to match a bona fide offer for the San Antonio mine, and then the person who originally made said bona fide offer fails to perform, BMM’s rights shall continue until May 31, 2012.

2% Net Profit Royalty:

As required by Mexican law, the Owners shall retain in perpetuity a right to 2.00% of the net profits of the Property.

Production on the Property:

Should BMM be successful in placing the Property into production prior to May 31, 2014, it shall cause the Owners to be paid 50% of the profits from production or the applicable Progress Payments, whichever is greater, until the Owners have received the Total Price.

Restriction on Sale:

Any future sale by the Owners shall be subject to the Agreement.

Expenses:

Each party will be responsible for their own transaction expenses.

Governing Law:

Utah

Assignment and Amendment:

This Term Sheet may not be assigned by any party and may not be amended unless in writing by all parties thereto.

Binding Effect and Liability:

The parties understand and acknowledge that this Binding Term Sheet shall be binding upon the parties.

Very truly yours,

Bullion Monarch Mining, Inc.

By:

/s/R. Don Morris

R. Don Morris, CEO

Accepted and Agreed:

/s/Aureliano Delgado Bustillos

Aureliano Delgado Bustillos

/s/Hector Delgado

Hector Delgado

4850-4140-1606.1

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